Exhibit 10.38

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is effective as of August 1, 2008, by and between Mercedes Johnson (“Employee”) and Avago Technologies Limited, a company organized under the laws of Singapore (the “Company”), with reference to the following facts:

A. Employee’s status as an employee and officer of Avago Technologies U.S. Inc., a subsidiary of the Company (“Avago U.S.”), the Company and their subsidiaries and affiliates will end due to a voluntary resignation from such employment and office effective on August 1, 2008.

B. Employee and the Company desire to assure a smooth and effective transition of Employee’s duties to her successor and to wind-up their employment relationship amicably.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Termination Date. Employee acknowledges that her status as an employee and officer of Avago U.S., the Company and their subsidiaries and affiliates shall end due to her voluntary resignation from such employment and office on August 1, 2008 (the “Termination Date”).

2. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution hereof by both parties and Employee’s continuing performance of her obligations pursuant to this Agreement, that certain Management Shareholders Agreement among the Company, Employee and Bali Investments S.a.r.1. dated December 1, 2005, as amended from time to time, and that certain Agreement Regarding Confidential Information and Proprietary Developments between the Company and Employee dated December 1, 2005 (the “ARCIPD”), to provide Employee the severance benefits as follows:

(a) Base Salary and Accrued Benefits. The Company shall cause Avago U.S. to pay to Employee any unpaid base salary and accrued but unpaid vacation along with any other payments required by applicable law through the Termination Date in accordance with Avago U.S.’s normal payroll practices.

(b) Healthcare. Employee may, if eligible, elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for herself and any covered dependents at her own expense.

(c) Equity.

(i) The Company and Employee acknowledge that subject to the Management Shareholders Agreement and pursuant to the terms of the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, as amended from time to time (the “Equity Incentive Plan”), Employee has purchased 60,000 ordinary shares of the Company (the “Coinvestment Shares”) and has been granted an option (the “2005 Option”) to purchase 415,000 ordinary shares of the Company at $5.00 per share and an option (the “2007 Option” and, together with the 2005 Option, the “Options”) to purchase 185,000 ordinary shares of the Company at $10.22 per share. The Company and Employee acknowledge that absent this Agreement, as of the Termination Date, the 2005 Option remains unvested with respect to 249,000 of the ordinary shares subject thereto (the “2005 Unvested Shares”) and the 2007 Option remains unvested with respect to all of the ordinary shares subject thereto (together with the 2005 Unvested Shares, the “Unvested Shares”). The Company and Employee acknowledge and agree that the 2005 Option and the 2007 Option shall each terminate with respect to all Unvested Shares except for the Accelerated Shares (as defined below) as of the Termination Date.

(ii) The Company and Employee agree that, subject to the execution and non-revocation of this Agreement, the 2005 Option shall become vested with respect to an additional 83,000 of the 2005 Unvested Shares (the “Accelerated Shares”). The 2005 Option shall be exercisable as of immediately prior to the Termination Date with respect to 41,500 of the Accelerated Shares and the 2005 Option shall be exercisable for the remaining 41,500 of the Accelerated Shares during the ninety (90) day period commencing on the first anniversary of the initial public offering of the Company’s ordinary shares. Notwithstanding the foregoing, the 2005 Option shall terminate with respect to any Accelerated Shares which remain unexercised as of December 1, 2010 in exchange for a cash payment in the positive amount, if any, calculated by subtracting the aggregate exercise price of the 2005 Option with respect to such Accelerated Shares from the aggregate fair market value of such Accelerated Shares as of December 1, 2010, as determined by the Company, payable in a cash lump sum prior to December 31, 2010. The Company and Employee agree that the agreement evidencing the 2005 Option shall be deemed amended to the extent necessary to give effect to this subsection.

(iii) The Company and Employee acknowledge that the Management Shareholders Agreement and each option agreement evidencing the Options remain in full force and effect in accordance with their terms, as amended by the preceding subsection, and, with respect to the Options, the terms of the Equity Incentive Plan.

(d) Call Right. The Company and Employee acknowledge that pursuant to the Management Shareholders Agreement, the Coinvestment Shares and the Options are subject to a call right in favor of the Company (the “Call Right”) upon the termination of Employee’s employment with the Company and its subsidiaries as contemplated hereunder. The Company agrees to exercise its Call Right with respect to the Coinvestment Shares using a repurchase price of $10.68 per share, for an aggregate amount of $640,800 with respect to the Coinvestment Shares, and with respect to the 207,500 ordinary shares subject to the 2005 Options which, after giving effect to this Agreement, are exercisable as of the Termination Date using a repurchase price of $5.68 per share, for an aggregate amount of $1,178,600 with respect to the 2005 Options. Such payments shall be made within sixty days following the Termination Date.

(e) Bonus and Other Compensation Arrangements. The Company and Employee acknowledge and agree that Employee will not be eligible to receive any bonus compensation or any other award under Company bonus, equity or other compensation plan except as set forth herein.

(f) Taxes. Employee understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. To the extent any taxes may be payable by the Employee for the benefits provided to her by this Agreement beyond those withheld by the Company, the Employee agrees to pay them herself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by her to make required payments

(g) Sole Separation Benefit. Employee agrees that the benefits provided by subsections (c) and (d) above are not required under the Company’s normal policies and procedures and are provided solely in connection with this Agreement. Employee further acknowledges and agrees that the payments referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

3. Full Payment; Termination of Employment Agreement; Survival. Employee acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of her employment with the Company and any subsidiary or affiliate thereof, and the termination thereof. Nothing in this Section 3 shall diminish the obligations of the Company or Employee under the Management Shareholders Agreement and the ARCIPD.

4. General Release. As a material inducement for the Company to enter into this Agreement, and in exchange for the performance of the Company’s obligations under this Agreement provided for herein, Employee knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Employee may have against the Company and/or any of the Company’s related or affiliated entities or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives, including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims relating to Employee’s relationship with the Company. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (the “ADEA’) (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (6) COBRA; (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq. (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits); (10) Title I of the Americans with Disabilities Act (disability discrimination); and (11) any applicable state law counterpart of any of the foregoing, including the California Fair Employment and Housing Act, the California Family Rights Act, claims for wages under the California Labor Code. Notwithstanding the generality of the foregoing, Employee does not release claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of her employment, pursuant to written terms of any employee benefit plan of the Company or its subsidiaries and Employee’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Employee does release Employee’s right to secure any damages for alleged discriminatory treatment. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN

BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT. The matters that are the subject of the releases referred to in this Section 4 of this Agreement shall be referred to collectively as the “Released Matters.”

5. OWBPA Notice. In accordance with the Older Workers Benefit Protection Act of 1990, Employee agrees and expressly acknowledge that Employee is aware that this Agreement includes a waiver and release of all claims which Employee has or may have had under the ADEA. The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

(a) This paragraph, and this Agreement are written in a manner calculated to be understood by Employee.

(b) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Employee signs this Agreement.

(c) This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.

(d) Employee has been advised to consult an attorney before signing this Agreement.

(e) Employee has been granted twenty-one (21) days after Employee was presented with this Agreement to decide whether or not to sign this Agreement. If Employee executes this Agreement prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(f) Employee has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and Employee will not receive any of its benefits.

If Employee wishes to revoke this agreement, Employee must deliver written notice stating the intent to revoke this Agreement to Pat McCall, 350 West Trimble Road, San Jose California, fax: 408-435-4172 on or before 5:00 p.m. on the seventh (7th) Day after the date on which Employee signs this Agreement.

6. Transition and Availability; Other Agreements. The parties further agree that:

(a) Transition. Each of the Company and the Employee shall use their respective reasonable commercial efforts from the date hereof through the Termination Date to cooperate with each other in good faith to facilitate a smooth transition of Employee’s duties to other employees of the Company and its subsidiaries.

(b) Availability. During the period of time commencing on the Termination Date and ending on the first anniversary of the initial public offering of the Company’s ordinary shares, Employee shall be available, on a non-exclusive basis, to respond to, and shall respond with reasonable promptness and completeness to, e-mail and telephone inquiries from the Company regarding transitional matters provided that such inquiries would not interfere in any significant manner with other business pursuits (including other employment) by Employee. The parties agree that the consideration provided for in this Agreement shall be sufficient to constitute adequate consideration for the fair value of the foregoing undertakings for all inquiries made during such period of time.

(c) Non-Disparagement. Employee agrees that she shall not disparage, defame or criticize the Company, its subsidiaries, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees in a non-constructive manner, either publicly or privately. The Company agrees that it shall not disparage, defame or criticize the Employee in a non-constructive manner, either publicly or privately. Nothing in this Section 5(c) shall have application to any evidence or testimony requested by any court, arbitrator or government agency.

(d) Cooperation. Subject to Employee’s other business pursuits, including other employment, Employee agrees to cooperate fully and promptly with the Company in its efforts to prosecute or defend itself against any claim, suit, demand or cause of action (not brought by the Company against Employee or by Employee against the Company); provided that the Company shall be responsible for any reasonable and documented out-of-pocket costs or expenses associated with such cooperation (including reasonable attorneys’ fees).

(e) Personal Expenses. Any personal expenses incurred by the Company on the Employee’s behalf, including personal charges to any Company credit card (if any), shall promptly be reimbursed by Employee upon presentation by the Company.

(f) Transfer of Company Property. On or before the Termination Date, Employee agrees to turn over to the Company any and all property, tangible or intangible, relating to its business, which she possessed or had control over at any time (including, but not limited to, Company-provided credit cards, building or office access cards, keys, computer or other business equipment, manuals, files, documents, records, software, employee database and other data), and that she shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer or employee database or other data files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which she had in her possession, custody or control, including any computers, cellular phones, PDAs or similar business equipment.

7. Employee Representations. Employee warrants and represents that (a) she has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on her behalf, she will immediately cause it to be withdrawn and dismissed, (b) she has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Agreement, (c) she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Employee, this Agreement will be a valid and binding obligation of the Employee, enforceable in accordance with its terms.

8. No Assignment. Employee warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise (it being acknowledged, however, that by operation of Section 2(a) upon her prior death the cash severance otherwise payable to Employee shall be paid to her heirs). If any claim, action, demand or suit should be made or instituted against the Company because of any such purported assignment, subrogation or transfer, Employee agrees to indemnify and hold harmless the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

9. Company Representations. The Company warrants and represents that (a) the execution, delivery and performance of this Agreement by the Company has been duly authorized and that this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms and (b) no director or executive officer of the Company is, as of the date hereof, aware of any legal claim the Company has against Employee relating in any manner to her employment by the Company or service as an officer thereof.

10. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement the Company and Employee agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Company or Employee from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, the Company and Employee each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

11. Indemnification. The Company shall indemnify and hold Employee harmless for any conduct within the course and scope of her duties as an employee or director of the Company and its affiliates, consistent with the Company’s obligations under applicable law, the Company’s corporate governing documents and that certain Indemnity Agreement between Employee and the Company entered into as of October 31, 2007 (the “Indemnification Agreement”).

12. Miscellaneous. This Agreement, collectively with the Management Shareholders Agreement, the ARCIPD and the Indemnification Agreement, is the entire agreement between the parties with regard to the subject matter hereof. This Agreement shall be interpreted in accordance with the laws of California and federal law where applicable. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. Employee acknowledges that there are no other agreements, written, oral or implied, and that she may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. In the event of any material breach of this Agreement, not cured within ten (10) days after written notice, the non-defaulting party shall have all rights and remedies available under law. Each party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, including, but not limited to, any such costs and expenses incurred by such party in connection with the negotiation, preparation, performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel or other representatives).

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED:	8/4/2008	/s/ Mercedes Johnson
Mercedes Johnson

AVAGO TECHNOLOGIES LIMITED
DATED:	8/11/2008
		By:	/s/ Hock E. Tan
		Name:	Hock E. Tan
		Title:	President

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